EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	John W. Faulkner (Media)
(856) 342-3738
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL DIRECTOR BROCK RESIGNS TO DEVOTE FULL TIME TO NEW POSITION
     CAMDEN, NJ, May 25, 2006 — Campbell Soup Company (NYSE: CPB) today announced that John F. Brock, who has served as a member of the Company’s Board of Directors since 2004, has resigned from the Board, effective May 24, 2006. Mr. Brock became the president and chief executive officer of Coca-Cola Enterprises, Inc., on May 15, 2006.
     “I am proud to have served as a Director of Campbell Soup Company, and have thoroughly enjoyed my association with its dedicated and hard-working Board,” said Mr. Brock. “At present, however, I believe I should devote all of my time to my new commitments at Coca-Cola Enterprises.”
     Harvey Golub, Chairman of the Board, said, “We accept John’s resignation with regret. He has been an outstanding member of Campbell’s Board of Directors. We are grateful for his contributions to the Company, and wish him much success and personal satisfaction in his new position.”
About Campbell Soup Company
     Campbell Soup Company is a global manufacturer and marketer of high quality simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products.
     Founded in 1869, the company has a portfolio of more than 20 market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.